Align Technology                        Zeno Group
Madelyn Valente                        Sarah Karlson
(909) 833-5839                            (828) 551-4201
mvalente@aligntech.com                 sarah.karlson@zenogroup.com

QUENTIN BLACKFORD TO JOIN ALIGN TECHNOLOGY BOARD OF DIRECTORS
Andrea L. Saia to Retire After 13 Years of Service
TEMPE, Ariz. & SAN JOSE, Calif., August 31, 2026 — Align Technology, Inc. (“Align”) (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that its Board of Directors has appointed Quentin Blackford, President and Chief Executive Officer of iRhythm Technologies, as a director effective immediately and announced the retirement of Andrea Saia effective September 23, 2026.
“We are pleased to welcome Quentin Blackford to our Board,” said Kevin Conroy, Chairman of the Board of Align Technology. “Quentin is an exceptional leader whose accomplishments in global healthcare, medical technology, and digital innovation speak for themselves. His breadth of experience, strategic judgment, and commitment to advancing patient care will be tremendous assets to Align as we continue to shape the future of digital dentistry around the world.”
Mr. Blackford currently serves as President and Chief Executive Officer of iRhythm Technologies, a leading digital healthcare company focused on advancing cardiac care. He has served in this role since 2021. Before joining iRhythm, Mr. Blackford served as Chief Operating Officer of Dexcom, where he helped lead the company’s global operations, corporate strategy, and international growth initiatives. Previously, he held senior finance and leadership positions at NuVasive and Zimmer Holdings. Mr. Blackford currently serves on the board of

Alphatec Holdings and is a Certified Public Accountant (inactive). He earned dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.

Since joining the Board in 2013, Ms. Saia has played an important role in supporting Align's growth and transformation as a global medical device and digital dentistry leader. Her insights and counsel have contributed to the Board's oversight of the Company's strategic priorities, governance practices, and long-term growth initiatives. The Board and management team extend their sincere appreciation for her dedicated service and many contributions to Align.

"Andrea has been an exceptional member of our Board and a trusted advisor to management," said Joe Hogan, president and CEO of Align Technology. "Her deep expertise, thoughtful counsel, and unwavering commitment to strong governance have helped guide Align through a period of significant growth and innovation. On behalf of the Board and the entire Align team, I want to thank Andrea for her many contributions and years of dedicated service."

Mr. Blackford will be included in the company’s slate of director nominees in the proxy statement for Align’s 2027 Annual Meeting of Shareholders. In connection with Mr. Blackford’s appointment, the Board increased its size to 11 directors. Effective upon Ms. Saia’s resignation from the Board in September 2026, the size of the Board will decrease and again be comprised of ten directors.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 302.0 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 29 years, Align has helped doctors treat approximately 23.5 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.